May 6, 2019
Steven C. Jones

Re: Letter Agreement to Modify Provisions of Consulting Agreement

Dear Steve:

This letter agreement (the “Letter Agreement”) serves to document our mutual agreement to make certain modifications to the Amended and Restated Consulting Agreement (the “Agreement”), dated November 4, 2016 by and between NeoGenomics, Inc. (the “Company”) and Steven C. Jones ("Executive”, and collectively with the Company, “we” or the “parties”) effective the date of this Letter Agreement (the “Letter Agreement Effective Date”). We have agreed that it is in the mutual best interest of the parties to modify the Agreement as follows.

1.Paragraph 1 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Term of Engagement. This Agreement shall be effective from the Effective Date until April 30, 2020 (the “Initial Term”). After the Initial Term, this Agreement shall automatically expire unless the parties mutually agree to renew it in writing. For purposes of this Agreement, the period from the Effective Date until the termination of this Agreement for any reason shall hereinafter be referred to as the “Term.” Notwithstanding the foregoing, the Company and/or Executive shall have the right to terminate this Agreement pursuant to paragraph 7 hereof at any time.”

1.Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Services. During the Term, Executive will provide consulting services to the Company, subject to the direction of the Company’s Chief Executive Officer. Without limiting the generality of the foregoing, it is presently contemplated that the Executive shall provide the following services (“Services”) to the Company on an as requested basis:
a)Provide advice and guidance to the Company with respect to major growth initiatives, and/or potential mergers or acquisitions;
b)Provide leadership, guidance and assistance to the Company in raising debt or equity capital, when requested to do so;
c)Provide advice and assistance on i) contracts with employees, vendors, clients, and strategic partners, and ii) other business topics related to the operations or growth of the Company;
d)Such other duties as may be assigned from time-to-time by the Chief Executive Officer of the Company.”

Steven C. Jones
May 6, 2019
Page Two

1.Paragraph 3 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Agreements of NeoGenomics. Pursuant to this Agreement, NeoGenomics agrees to provide such support as Executive may reasonably request in order to perform the duties outlined in paragraph 2, and providing access to such information as Executive may reasonably require in order to provide the Services contemplated by this Agreement.”

1.Paragraph 4 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Time Commitment; Place of Service. The parties agree that, if requested by the Company, he will target up to 15 hours per month of working time and attention to the Company, or such other amounts as may be mutually agreed upon with Company. Company agrees that Executive shall be free to provide the Services from any location, including locations that are not Company facilities. Notwithstanding the forgoing, Executive agree to provide Services at one or more of the Company’s facilities from time to time in order to support business meetings if requested by the Company.”

1.Paragraph 5 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Compensation and Expenses. In consideration for the services rendered by the Executive to the Company from the date of this Amendment throughout the Term, the Company shall compensate Executive as follows:

        a) Monthly Retainer. The Company agrees to pay Executive a fixed monthly cash consulting fee (the “Base Retainer”) in the amount of $5,000 per month. Such payments will be made monthly within ten (10) business days of the end of the month for which services were provided via ACH transfer to Executive’s designated bank account.

  b) Extraordinary Projects. The Company agrees that in the event it requests the Executive’s assistance on any extraordinary or overly time consuming projects, it will compensate Executive at the rate of $300 per hour, subject to a $3,000/day cap, for any time spent on such projects in excess of the target service levels outlined above for any given month, or such other amount as may be mutually agreed upon by Executive and Company.
        c) Expenses. In addition to any compensation payable hereunder, the Company shall also reimburse Executive for all expenses reasonably incurred by Executive in connection with the services performed on behalf of NeoGenomics under this Agreement including, but not limited to, airfare, hotel, food, and a standard mileage allowance pursuant to IRS guidelines for travel on Company business using a personally owned vehicle (collectively “Business Expenses”), upon providing the original receipts and an expense report for such expenses in accordance with the Company’s expense reimbursement policy then in effect.

Steven C. Jones

May 6, 2019
Page Three

d) Health Insurance. The Company agrees that it will continue to provide health insurance coverage for the Executive and his family at the levels currently in effect, subject to the portion payable by the Executive pursuant to the health insurance policy in effect for senior executives of the Company at any given time, throughout the Term of the Agreement, or for such other period or in such other amounts as the parties may mutually agree in writing.”

The parties further acknowledge and agree Executive relinquished the title of “Executive Vice President” as of April 4, 2019.
Unless otherwise modified pursuant to this Letter Agreement, all other sections of the Agreement shall remain in full force and effect.
If you agree that the above correctly memorializes the mutual agreement of the parties regarding the subject matter herein, please so indicate by signing below.
Sincerely,

By:  /s/ Douglas M. VanOort
Douglas M. VanOort
Chairman and Chief Executive Officer
NeoGenomics, Inc.

ACKNOWLEDGED AND AGREED:
EXECUTIVE:

By:  /s/ Steven C. Jones
Steven C. Jones

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